NEWS RELEASE

Southcross Energy             1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, 214-979-3720

Southcross Energy Partners, L.P. Provides South Texas Update

DALLAS, Texas, January 14, 2014 - Southcross Energy Partners, L.P. (NYSE: SXE) (“Southcross”) today announced preliminary results of its South Texas operations during the fourth quarter of 2013.

Southcross’ South Texas operations experienced continued growth during the fourth quarter of 2013. Processed gas volumes increased by approximately 13% over third quarter 2013 volumes and sales volumes of natural gas liquids (“NGL”) were approximately 28% greater than third quarter 2013 volumes. In excess of 99% of finished NGLs produced at Southcross’ two fractionators were sold at “on-spec” prices during the quarter.

“Our volumes grew substantially during the last half of 2013,” said David Biegler, Chairman, President and Chief Executive Officer of Southcross’ general partner. “Fourth quarter 2013 volumes were in line with our expectations. Southcross enters 2014 with solid operational performance and we believe we are well-positioned to focus on expanding our assets in the Eagle Ford shale.”

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” Although Southcross believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, Southcross can give no assurance they will prove to be correct. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause Southcross’ actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting Southcross is contained in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2013 and other documents and reports filed from time to time with the SEC. Any forward-looking statements in this press release are made as of the date hereof and Southcross undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include three gas processing plants, two fractionation plants and approximately 2,740 miles of pipeline. The South Texas assets are located in or near the Eagle Ford shale region. Southcross is headquartered in Dallas, Texas. Visit www.southcrossenergy.com for more information.

###

Contact:
Southcross Energy Partners, L.P.
Kristin Donnally, 214-979-3720
Investor Relations
investorrelations@southcrossenergy.com